Exhibit 99.1

Special Committee Charter

I. Overview and Purpose

The purpose of the Special Committee (the "Committee") of the Board of Directors (the "Board") of Harbin Electric, Inc. (the "Company") is to (i) evaluate and consider for recommendation to the full Board the recent proposal by Tianfu Yang and Baring Private Equity Asia Group Limited to acquire the Company (the “Yang Proposal”) and (ii) explore and consider for recommendation to the full Board alternatives to the Yang Proposal, including: (x) remaining independent, (y) evaluating offers or bids received with respect to an alternative transaction, including a merger, tender offer or sale of substantially all of the assets of the Company, and (z) evaluating offers or bids with respect to an alternative transaction, including a merger, tender offer or sale of substantially all of the assets of the Company, that may be obtained through the solicitation by the Special Committee (all matters set out in sub clauses (y) and (z) collectively or individually an "Alternative Proposal"). As part of its purpose, the Committee shall evaluate and consider whether Harbin should remain independent and should reject the Yang Proposal or any Alternative Proposal presented to the Committee. The Board shall have sole power to approve the Yang Proposal or any Alternative Proposal upon the recommendation of the Committee and upon the Board’s receipt of information sufficient to enable the Board to make an informed decision consistent with the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) (the “NGCL”) regarding the Yang Proposal or any Alternative Proposal.

The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the NGCL and the Company's Articles of Incorporation, as amended from time to time (the "Articles") and the Company's Bylaws, as amended from time to time (the "Bylaws"), insofar as they relate to committees of the Board.

II. Composition of the Committee

The Committee shall consist of Boyd Plowman, David Gatton, and Ching Chuen Chan, each of whom are members of the Board who are independent directors, as determined by the Board in its business judgment, and who are not expected to participate in the Yang Proposal or any Alternative Proposal. The members of the Committee previously and unanimously appointed Boyd Plowman as Chair of the Committee (the "Chair").

III. Meetings

The Committee shall meet, either in person or by telephone, at such times as the Committee shall deem necessary or appropriate. Members of the Committee may participate in a meeting of the Committee held in person by means of conference telephone, video conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Meetings may be called at any time by the Chair or any two members of the Committee then in office, provided all members of the Committee are given prior notice of, and a reasonable opportunity to participate in, any such meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee, and the vote of a majority of the Committee members present at a duly held meeting at which a quorum is present shall be regarded as the act of the Committee.
Minutes of each meeting of the Committee shall be prepared and shall be approved by the Committee at a subsequent Committee meeting. The Secretary of the Company shall retain a copy of the Committee's minutes in the Company's minute book. Any action required or permitted to be taken by the Committee may be taken without a meeting, provided that all members of the Committee consent in writing or by electronic transmission to such action, and the writing or writings or electronic transmission or transmissions are retained in the Company's minute book. Such action by written consent shall have the same force and effect as a unanimous vote of the Committee.

IV. Responsibilities and Duties

The Committee's specific responsibilities and duties shall, subject only to the limitations on that power and authority contained in the NGCL and/or the Articles or Bylaws, include the following:

1. to (a) evaluate the terms of the Yang Proposal, (b) discuss with the parties to the Yang Proposal and their respective representatives any terms of the Yang Proposal and its implementation as the Committee deems appropriate, (c) negotiate with the parties to the Yang Proposal and their respective representatives any terms of the Yang Proposal as the Committee deems appropriate, (d) report to the Board the recommendations of the Committee with respect to the Yang Proposal, and (e) negotiate definitive agreements with respect to the Yang Proposal, the execution and delivery of any such agreements being subject, however, to the final approval of the Board;

2. to consider other alternatives and Alternative Proposals available to the Company, including but not limited to whether to remain independent or whether to solicit Alternative Proposals from other bidders;

3. With respect to any Alternative Proposals, to (a) solicit Alternative Proposals, (b) receive and evaluate the terms of any Alternative Proposal, (c) discuss with the parties to any Alternative Proposal and their respective representatives any terms of any Alternative Proposal and its implementation as the Committee deems appropriate, (d) negotiate with the parties to the Alternative Proposal any terms of the Alternative Proposal as the Committee deems appropriate, (e) report to the Board the recommendations of the Committee with respect to any Alternative Proposal, and (f) negotiate definitive agreements with respect to any Alternative Proposal, the execution and delivery of any such agreements being subject, however, to the final approval of the Board;

4. to make such investigation of the Company, the subsidiaries of the Company, the Yang Proposal, any Alternative Proposal and/or any matters relating thereto as the Committee, in its sole discretion, deems appropriate;

5. to take any and all such action as is necessary, advisable or appropriate in the Committee's discretion in connection with the Yang Proposal, any Alternative Proposal or other alternative available to the Company, including but not limited to (a) making recommendations to the Board and the stockholders regarding the Yang Proposal or any Alternative Proposal, (b) disclosing to the stockholders of the Company by means of press releases information regarding material developments related to the Yang Proposal or any Alternative Proposals, (c) making recommendations to the Company as to the disclosure to be included in the Company’s proxy statement to stockholders pursuant to which the Company may seek the approval of its stockholders to the Yang Proposal or any Alternative Proposal, (d) recommending to the full Board the taking of defensive measures, such as adopting a rights plan, to allow the Committee adequate time to discharge its duties, and (e) consulting with the Board and the Company during the negotiation process described in paragraphs 1 and 3 of this Section IV regarding certain terms of the definitive agreements to the extent and in such manner as the Committee deems appropriate with sufficient time to enable the Board to comply with its obligations under the NGCL; and

6. to establish, approve, modify, monitor and direct the process and procedures of the Committee relating to the foregoing.

V. Outside Advisors

The Committee shall have the authority, without Board approval, to retain such outside legal, accounting, financial and other advisors, as well as translators and interpreters, as it determines appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate the accountants, translators, interpreters, outside legal counsel, financial advisors and any other advisors retained by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.